Exhibit 99.1

Montrose Environmental Group Reports Record Revenue, Earnings and Cash Flow in 2025; Increases 2026 Guidance

Full-Year 2025 Highlights (comparisons to full-year 2024)

•
19.3% revenue growth to $830.5 million, a $134.1 million increase
•
$107.5 million of operating cash flow and $87.0 million of Free cash flow1
•
Net loss and net loss per diluted share attributable to common stockholders (LPS) improved to $0.8 million and $0.14, respectively, compared to $62.3 million and $2.22, respectively
•
Adjusted Net Income1 and Diluted Adjusted Net Income per share1 (Adj EPS1) were $60.7 million and $1.36, respectively, compared to $55.8 million and $1.08, respectively
•
21.3% Consolidated Adjusted EBITDA1 growth to $116.2 million, a $20.4 million increase
•
Increased Consolidated Adjusted EBITDA1 as a percentage of revenue to 14.0%
•
2.5x leverage as of December 31, 2025, following the full redemption of $122.2 million of Series A-2 Preferred Stock in the second and third quarters of 2025

2026 Guidance Updates

•
2026 Consolidated Adjusted EBITDA1 guidance: expect in a range of $125.0 million to $130.0 million, representing approximately 10% growth at the midpoint compared to full-year 2025. This Consolidated Adjusted EBITDA1 outlook does not include any benefit from future acquisitions.
•
2026 revenue guidance: expect in a range of $840.0 million to $900.0 million, representing approximately 8% organic growth at the midpoint compared to full-year 2025. This revenue outlook does not include any benefit from future acquisitions.
•
2026 guidance expectations include Consolidated Adjusted EBITDA1 as a percentage of revenue of approximately 15%
•
Plan to restart smaller, bolt-on and highly accretive acquisitions over the course of 2026, subject to valuation, capital allocation priorities and leverage

Little Rock, Arkansas (February 25, 2026) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) is on a mission to help protect the air we breathe, the water we drink, and the soil that sustains us to enhance environmental stewardship while supporting economic development. Today, the Company announced results for the fourth quarter and full year periods ended December 31, 2025.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “Over a year ago, we announced a pause in acquisitions to highlight the quality and durability of our business. We also shared our expectation that US regulatory volatility would create more tailwinds than headwinds given our unique business model and global client focus. As we reflect on our focused execution in 2025, our business outperformed and exceeded every major objective. We delivered 13% organic revenue growth, expanded EBITDA margins, and generated record cash flow with 75% Free cash flow1 conversion. Our cash flow generation outperformance resulted in 2025 year-end leverage approximately 0.5x lower than our forecast at the start of 2025. We also accelerated cross‑selling across our platform, expanded our IP portfolio, and attracted incredible talent, all of which position us very well for 2026 and beyond."

Mr. Manthripragada continued, “As we look to 2026, we’re in a strong position to strategically restart smaller, bolt-on and highly accretive acquisitions. Our balance sheet and cash flow give us flexibility, the acquisition pipeline is

_______________________________

(1)
Consolidated Adjusted EBITDA, Adjusted Net Income, Diluted Adjusted Net Income per share, and Free cash flow are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

aligned to our core capabilities, and we will remain disciplined with capital allocation. We see acquisitions as a multiplier to already robust organic growth and continued margin expansion in 2026."

Full Year 2026 Outlook

The Company expects a 2026 Consolidated Adjusted EBITDA1 range of $125.0 million to $130.0 million with an approximately 100 basis-point expansion of Consolidated Adjusted EBITDA1 as a percentage of revenue in 2026 as compared to 2025. The Company announced an expected 2026 revenue range of $840.0 million to $900.0 million, which includes expected annual emergency response revenue of $50.0 million to $70.0 million. Expected 2026 revenue at the midpoint represents approximately 8% organic growth. These Consolidated Adjusted EBITDA1 and revenue outlooks do not include any benefit from future acquisitions.

In 2026, the Company intends to resume acquisitions, subject to valuation, balance sheet priorities and maintaining leverage sensitivity. In 2025, Montrose generated significant cash flow and is committed to converting at least 60% of its annual Consolidated Adjusted EBITDA1 to operating cash flow in 2026. Cash flow will continue to be strategically allocated to fund a significant portion of its organic growth, capital expenditures, acquisitions, and share repurchases, and Montrose will maintain a prudent leverage ratio and strong balance sheet.

Fourth Quarter 2025 Results

Revenue in the fourth quarter of 2025 was $193.3 million compared to $189.1 million in the prior-year quarter, an increase of $4.2 million, or 2.2%, primarily due to organic revenue growth of $9.1 million and lower environmental emergency response revenue. Organic revenue growth was primarily due to the $12.8 million increase in our Assessment, Permitting and Response segment, partially offset by lower revenue of $4.4 million in our Measurement and Analysis segment due to project timing. Environmental emergency response revenue was $3.1 million in the fourth quarter of 2025, compared to $7.5 million in the prior-year quarter.

Loss from operations in the fourth quarter of 2025 improved due to strong revenue growth and a decrease of $20.9 million in stock based compensation expense, primarily related to the expensing of the unamortized value of executive stock appreciation rights (SARs) that were cancelled in the prior year period, partially offset by lower margin in the Remediation and Reuse segment, primarily due to winding down the renewables business, and lower margin in the Measurement and Analysis segment, primarily due to lower revenue. Net loss in the fourth quarter of 2025 improved to $8.2 million, or $0.23 LPS, compared to a net loss of $28.2 million, or $0.90 LPS, in the prior-year quarter. This $20.0 million year-over-year improvement in net loss primarily resulted from improved operating profitability and lower income tax expense. The $0.67 comparative period improvement in LPS was due to improved net loss, the elimination of the Series A-2 dividend following full redemption of the remaining aggregate amount of the preferred equity instrument on July 1, 2025, and an increase in weighted average diluted common shares outstanding.

Adjusted Net Income1 and Adj EPS1 in the fourth quarter of 2025 were $13.5 million and $0.35, respectively, compared to $14.7 million and $0.29, respectively, in the prior-year quarter. Adjusted Net Income1 decreased due to lower operating margins in the current period, with Adj EPS1 in the current period benefiting from the elimination of the Series A-2 dividend and lower fully diluted common shares outstanding.

Consolidated Adjusted EBITDA1 in the fourth quarter of 2025 was $23.9 million, or 12.4% of revenue, compared to $27.2 million, or 14.4% of revenue, in the prior-year quarter. The decrease in Consolidated Adjusted EBITDA1 and Consolidated Adjusted EBITDA1 as a percentage of revenue resulted primarily from lower operating margins in the Measurement and Analysis and Remediation and Reuse segments. Consolidated Adjusted EBITDA1 as a percentage of revenue was further impacted by segment revenue mix, due to a reduction in higher margin revenue in our Measurement and Analysis segment that offset the revenue increase in our Assessment, Permitting, and Response segment.

Full-Year 2025 Results

Revenue in 2025 was $830.5 million, compared to $696.4 million in the prior year, an increase of $134.1 million, or 19.3%. This increase was primarily driven by strong organic revenue growth in all three segments totaling $81.8 million, or 12.7%; incremental revenue from environmental emergency responses of $29.0 million; and $25.5 million in contributions from acquisitions completed in 2024. Revenue from environmental emergency responses was $77.0 million in 2025, compared to $48.0 million in the prior year.

Income from operations in 2025 increased by $48.4 million due to strong organic revenue growth, favorable segment revenue mix and operating leverage, slightly offset by $9.2 million of incremental selling, general and administrative expense due primarily to higher bonus expenses. Net loss in 2025 was $0.8 million, or $0.14 LPS, a significant improvement as compared to a net loss of $62.3 million, or $2.22 LPS, in the prior year. This $61.5 million year-over-year improvement in net loss primarily resulted from the increase in income from operations, and a $20.2 million fair value gain related to the Series A-2 preferred stock redemption, partially offset by higher interest and income tax expenses. The $2.08 comparative period improvement in LPS primarily resulted from lower net loss, lower Series A-2 dividends, and an increase in weighted average diluted common shares outstanding.

Adjusted Net Income1 and Adj EPS1 in 2025 were $60.7 million and $1.36, respectively, compared to $55.8 million and $1.08, respectively, in the prior year. Adjusted Net Income1 increased due to higher revenues and margins, partially offset by higher interest and income tax expenses. Adj EPS1 in the current period benefited from the elimination of the Series A-2 dividend.

Consolidated Adjusted EBITDA1 in 2025 was $116.2 million, compared to $95.8 million in the prior year. The $20.4 million increase in Consolidated Adjusted EBITDA1 was primarily due to higher revenue in all three segments. Consolidated Adjusted EBITDA1 as a percentage of revenue increased to 14.0% primarily due to strong operating performance and incremental environmental emergency response revenue, partially offset by higher corporate expenses, primarily due to higher bonus expenses of $7.2 million, driven by outperformance in the current year versus the prior year, and a $4.4 million loss associated with winding down the renewable energy service within the Remediation and Reuse segment.

Operating Cash Flow, Liquidity and Capital Resources

In 2025, the Company used cash on hand and borrowings under its 2025 Credit Facility to voluntarily fully redeem all remaining $122.2 million of Series A-2 Preferred Stock.

Net cash provided by operating activities for the year ended December 31, 2025, was $107.5 million, compared to $22.2 million in the prior year period. This $85.2 million improvement was primarily due to an increase in earnings before non-cash items of $29.8 million and improved working capital performance of $55.2 million. Free cash flow1 generation during the year ended December 31, 2025, was $87.0 million.

As of December 31, 2025, Montrose’s leverage ratio under the 2025 Credit Facility was 2.5x. As of December 31, 2025, Montrose had $225.4 million of available liquidity, including $11.2 million of cash and $214.2 million of availability on its revolving line of credit.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 26, 2026, at 8:30 a.m. Eastern Time to discuss fourth quarter and full year results. A question-and-answer session will follow the prepared remarks. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. Alternatively, to participate in the live call, dial (800) 715-9871 (toll-free in North America) or +1 (646) 307-1963 (international) approximately ten minutes before the scheduled start. When prompted, please provide the Conference ID: 8690520 to join the Montrose Fourth Quarter 2025 Earnings Conference Call. For those unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today and prepare for what's coming tomorrow. With ~3,500 employees across approximately 120 locations worldwide, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling Montrose to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, environmental emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information

Investor Relations:

Adrianne D. Griffin

Senior Vice President, Investor Relations and Treasury

(949) 988-3383

ir@montrose-env.com

Media Relations:

Tammy Hovey
Director, Corporate Communications
(917) 520-2751

pr@montrose-env.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues	$193,273	$189,058	$830,538	$696,395
Cost of revenues (exclusive of depreciation and amortization shown below)	118,700	111,954	496,192	418,193
Selling, general and administrative expense	65,195	84,445	270,806	261,627
Fair value changes in business acquisition contingencies	56	149	900	534
Depreciation and amortization	11,900	15,357	50,915	52,762
(Loss) income from operations	(2,578)	(22,847)	11,725	(36,721)
Other income (expense), net	(21)	2,579	19,063	(1,735)
Interest expense, net	(4,695)	(4,442)	(19,567)	(15,862)
Total other income (expense), net	(4,716)	(1,863)	(504)	(17,597)
(Loss) income before expense from income taxes	(7,294)	(24,709)	11,221	(54,318)
Income tax expense	924	3,516	12,064	7,996
Net loss	$(8,218)	$(28,225)	$(843)	$(62,314)

Equity adjustment from foreign currency translation	775	(1,840)	(1,106)	(1,910)
Comprehensive loss	(7,443)	(30,065)	(1,949)	(64,224)

Weighted average common shares outstanding
Basic	35,471	34,302	35,120	33,061
Diluted	35,471	34,302	35,120	33,061
Net loss per share attributable to common stockholders
Basic	$(0.23)	$(0.90)	$(0.14)	$(2.22)
Diluted	$(0.23)	$(0.90)	$(0.14)	$(2.22)
Net loss attributable to common stockholders
Net loss	$(8,218)	$(28,225)	$(843)	$(62,314)
Convertible and redeemable Series A-2 Preferred Stock dividend	—	(2,750)	(4,150)	(11,064)
Net loss attributable to common stockholders	$(8,218)	$(30,975)	$(4,993)	$(73,378)

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

(Unaudited)

	December 31,	December 31,
	2025	2024
Assets
Current assets
Cash, cash equivalents and restricted cash	$11,223	$12,935
Accounts receivable, net	155,380	158,883
Contract assets	58,831	52,091
Prepaid and other current assets	14,959	14,090
Total current assets	240,393	237,999
Non-current assets
Property and equipment, net	63,853	63,776
Operating lease right-of-use asset, net	36,560	39,755
Finance lease right-of-use asset, net	37,595	19,643
Goodwill	466,786	467,789
Other intangible assets, net	126,383	152,756
Other assets	9,726	8,635
Total assets	$981,296	$990,353
Liabilities, Convertible and Redeemable Series A-2 Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable and other accrued liabilities	$71,778	$63,704
Accrued payroll and benefits	52,773	34,248
Business acquisitions contingent consideration, current	14,883	26,872
Current portion of operating lease liabilities	10,735	11,345
Current portion of finance lease liabilities	6,602	4,627
Current portion of long-term debt	11,230	17,866
Total current liabilities	168,001	158,662
Non-current liabilities
Business acquisitions contingent consideration, long-term	2,755	6,255
Other non-current liabilities	7,088	5,550
Deferred tax liabilities, net	21,817	13,312
Conversion option related to Series A-2 Preferred Stock	—	20,224
Operating lease liability, net of current portion	28,215	30,880
Finance lease liability, net of current portion	25,180	11,460
Long-term debt, net of deferred financing fees	277,065	204,818
Total liabilities	$530,121	$451,161
Commitments and contingencies
Convertible and redeemable Series A-2 Preferred Stock $0.0001 par value:
Authorized, issued and outstanding shares: 0 and 11,667 at December 31, 2025 and December 31, 2024, respectively; aggregate liquidation preference of $0.0 million and $122.2 million at December 31, 2025 and December 31, 2024, respectively	—	92,928
Stockholders’ equity:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at December 31, 2025 and December 31, 2024; issued and outstanding shares: 35,929,665 and 34,309,788 at December 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in-capital	727,927	721,067
Accumulated deficit	(273,513)	(272,670)
Accumulated other comprehensive loss	(3,239)	(2,133)
Total stockholders’ equity	451,175	446,264
Total liabilities, convertible and redeemable Series A-2 Preferred Stock and Stockholders’ Equity	$981,296	$990,353

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Year Ended December 31,
	2025	2024	2023
Operating activities:
Net loss	$(843)	$(62,314)	$(30,859)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision (recovery) for credit loss	6,713	(146)	3,142
Depreciation and amortization	50,915	52,762	45,780
Non-cash leases expense	11,771	11,572	10,194
Stock-based compensation expense	42,716	64,665	47,267
Fair value changes in financial instruments	(18,251)	3,123	(4,129)
Write off of deferred financing costs	913	—	—
Deferred income taxes	9,901	4,286	(980)
Other operating activities, net	668	754	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and contract assets	(10,072)	(41,977)	(2,923)
Prepaid expenses and other current assets	(3,300)	(930)	(918)
Accounts payable and other accrued liabilities	8,348	3,798	(8,912)
Accrued payroll and benefits	18,525	(1,709)	9,464
Payment of contingent consideration	—	—	(611)
Change in operating leases	(11,809)	(12,027)	(10,493)
Other assets	1,281	378	—
Net cash provided by operating activities	$107,476	$22,235	$56,022
Investing activities:
Purchases of property and equipment	(16,317)	(21,333)	(29,578)
Proceeds from the sale of property and equipment	712	2,372	1,544
Proprietary software development and other software costs	(695)	(2,501)	(3,352)
Purchase price true ups	458	(3,287)	(1,425)
Minority investments	—	(210)	(2,626)
Cash paid for acquisitions, net of cash acquired	—	(113,086)	(66,187)
Net cash used in investing activities	$(15,842)	$(138,045)	$(101,624)
Financing activities:
Proceeds from revolving line of credit	477,599	403,116	—
Repayment of the revolving line of credit	(419,757)	(377,615)	—
Proceeds from the aircraft loan	—	—	10,935
Repayment of aircraft loan	(1,146)	(1,071)	(591)
Proceeds from term loan	200,000	50,000	—
Repayment of term loan	(191,718)	(15,000)	(12,211)
Payment of contingent consideration and other purchase price true ups	(11,045)	(363)	(1,949)
Repayment of finance leases	(11,092)	(5,489)	(4,584)
Payments of deferred financing costs	(2,407)	(348)	—
Proceeds from issuance of common stock for exercised stock options	1,067	2,060	4,690
Proceeds from issuance of common stock in follow-on offering, net of issuance costs	—	121,776	—
Taxes paid related to net share settlement of equity awards	(10,738)	—	—
Proceeds from building sale leaseback	2,500	—	—
Dividend payment to the series A-2 stockholders	(4,150)	(11,064)	(16,400)
Redemption of series A-2 Preferred Stock	(122,235)	(60,000)	—
Net cash provided by (used in) financing activities	$(93,122)	$106,002	$(20,110)
Change in cash, cash equivalents and restricted cash	(1,488)	(9,808)	(65,712)
Foreign exchange impact on cash balance	(224)	(497)	(876)
Cash, cash equivalents and restricted cash:
Beginning of year	12,935	23,240	89,828
End of year	$11,223	$12,935	$23,240

SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Year Ended December 31,
	2025		2024		2023
	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Revenues	Segment Adjusted EBITDA(1)
Assessment, Permitting and Response	$307,428	$68,455	$214,850	$48,020	$220,727	$52,148
Measurement and Analysis(2)	245,860	64,351	224,366	50,521	197,095	37,217
Remediation and Reuse	277,250	36,278	257,179	38,339	206,386	27,087
Total Reportable Segments	$830,538	$169,084	$696,395	$136,880	$624,208	$116,452

_____________________________________

(1)
To evaluate segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.
(2)
Includes revenue of $8.8 million and Adjusted EBITDA of $2.1 million from the Discontinued Specialty Lab for the year ended December 31, 2023.

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gain or losses, as set forth in greater detail in the table below. Basic Adj EPS represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding during the applicable period. Diluted Adj EPS represents Adjusted Net Income attributable to stockholders divided by the fully diluted number of shares of common stock outstanding during the applicable period. Free cash flow is defined as the sum of net cash provided by (used in) operating activities and net cash used in investing activities, adjusted for the impact of certain other items, including purchase price true ups, minority investments, cash paid for acquisitions, net of cash acquired; and dividend payments to the Series A-2 holders.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income and Basic and Diluted Adj EPS are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Free cash flow is used by management as one of the means by which it assesses cash generation in excess of ongoing capital needs of the business.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS in conjunction with the related GAAP measures. Free cash flow has certain limitations and should not be considered as an alternative to or in isolation from net cash provided by (used in) operating activities or any other measure of cash flow generation calculated in accordance with GAAP. In evaluating Free cash flow, you should be aware that Free cash flow does not represent residual cash flow available for discretionary expenditures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2026. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, and fair value changes. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

In a given reporting period, when we refer to revenue changes driven by acquisitions, we are referring to the revenue contribution from any acquisition from its closing date through the first 12 months of that acquisition, at which point any subsequent contribution therefrom would be organic.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net loss	$(8,218)	$(28,225)	$(843)	$(62,314)
Amortization of intangible assets(1)	6,938	10,322	29,929	34,943
Stock-based compensation(2)	8,939	29,799	42,716	64,665
Acquisition costs(3)	35	1,456	1,825	7,827
Fair value changes in financial instruments(4)	143	(1,727)	(18,251)	3,124
(Income) expenses related to financing transactions(5)	(140)	37	163	317
Fair value changes in business acquisition contingencies(6)	56	149	900	534
Discontinued Specialty Lab(7)	—	—	—	692
Business line restructuring costs(8)	1,778	57	2,633	146
Other losses and expenses(9)	3,776	2,379	4,475	4,177
Tax effect of adjustments(10)	159	445	(2,866)	1,721
Adjusted Net Income	$13,466	$14,692	$60,681	$55,832
Preferred dividends Series A-2	—	(2,750)	(4,150)	(11,064)
Adjusted Net Income attributable to stockholders	$13,466	$11,942	$56,531	$44,768

Net Loss per share attributable to stockholders	$(0.23)	$(0.90)	$(0.14)	$(2.22)
Basic Adjusted Net Income per share(11)	$0.38	$0.35	$1.61	$1.35
Diluted Adjusted Net Income per share(12)	$0.35	$0.29	$1.36	$1.08

Weighted average common shares outstanding	35,471	34,302	35,120	33,061
Fully diluted shares	38,697	41,791	41,675	41,328

___________________________________

(1)
Represents amortization of intangible assets.
(2)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees. As of December 31, 2024, the performance-based stock appreciation rights granted to the Company's management in 2021 were cancelled and therefore, not included in the stock-based compensation expenses thereafter.
(3)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(4)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(5)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)
Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(7)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(8)
Amounts consist of severance costs related to organizational restructuring of business lines within the Company's Assessment, Permitting and Response and Remediation and Reuse segments, including costs incurred to wind down its renewable energy business.
(9)
Amounts in 2025 are primarily comprised of losses and costs associated with exiting operations in Europe, nonrecurring rebranding expenses, and third party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company. Amounts in 2024 are primarily comprised of non-recurring costs to centralize certain back-office functions, lease abandonment costs, and third party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company.
(10)
The Company applied the estimated effective tax rate on portions of the adjustments related to our significant foreign entities, and determined the US portion of the adjustments do not have any tax impact since we are in a full deferred tax asset valuation allowance as of December 31, 2025.
(11)
Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.
(12)
Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net loss	$(8,218)	$(28,225)	$(843)	$(62,314)
Interest expense	4,695	4,442	19,567	15,862
Income tax expense	924	3,516	12,064	7,996
Depreciation and amortization	11,900	15,357	50,915	52,762
EBITDA	$9,301	$(4,910)	$81,703	$14,306
Stock-based compensation(1)	8,939	29,799	42,716	64,665
Acquisition costs(2)	35	1,456	1,825	7,827
Fair value changes in financial instruments(3)	143	(1,727)	(18,251)	3,124
(Income) expenses related to financing transactions(4)	(140)	37	163	317
Fair value changes in business acquisition contingencies(5)	56	149	900	534
Discontinued Specialty Lab(6)	—	—	—	692
Business line restructuring costs(7)	1,778	57	2,633	146
Other losses and expenses(8)	3,776	2,379	4,475	4,177
Consolidated Adjusted EBITDA	$23,888	$27,240	$116,164	$95,788

___________________________________

(1)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees. As of December 31, 2024, the performance-based SARs granted to the Company's management in 2021 were cancelled and therefore, not included in the stock-based compensation expenses thereafter.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(3)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(4)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(5)
Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(6)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(7)
Amounts consist of severance costs related to organizational restructuring of business lines within the Company's Assessment, Permitting and Response and Remediation and Reuse segments, including costs incurred to wind down its renewable energy business.
(8)
Amounts in 2025 are primarily comprised of losses and costs associated with exiting operations in Europe, nonrecurring rebranding expenses, and third party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company. Amounts in 2024 are primarily comprised of non-recurring costs to centralize certain back-office functions, lease abandonment costs, and third party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company.

Montrose Environmental Group, Inc.

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

(In thousands)

(Unaudited)

	For the year ended December 31,
	2025	2024
Net cash provided by operating activities	$107,476	$22,235
Net cash used in investing activities	(15,842)	(138,045)
Adjustments to Net cash used in investing activities:
Purchase price true ups(1)	(458)	3,287
Minority investments	—	210
Cash paid for acquisitions, net of cash acquired	—	113,086
Dividend payment to the series A-2 stockholders	(4,150)	(11,064)
Free cash flow	$87,026	$(10,291)

___________________________________

(1)
Post-closing adjustments to the purchase price to reflect differences between estimated and actual closing balance sheet amounts (e.g., working capital, cash, or debt) as defined in the purchase agreement.